Exhibit 99.1

FOR IMMEDIATE RELEASE	NR05-38

DYNEGY PROMOTES CAROLYN J. STONE TO SENIOR VICE PRESIDENT

AND CONTROLLER

HOUSTON (Dec. 8, 2005) – Dynegy Inc. (NYSE: DYN) today announced that Carolyn J. Stone has been promoted to Senior Vice President and Controller, effective immediately. In this capacity, Stone is responsible for the company’s accounting policies and procedures, coordination of the organization’s financial and operational accounting functions and external financial reporting. She reports directly to Holli C. Nichols, Dynegy’s Executive Vice President and Chief Financial Officer.

Since joining Dynegy from PricewaterhouseCoopers LLP in 2001, Stone, 33, has held positions of increasing responsibility within the company. She most recently served as Managing Director and Controller of Generation Accounting.

“Carolyn has a deep understanding of the company’s financial matters and the applicable accounting standards, and is committed to furthering our focus on transparent financial reporting,” said Nichols. “Further, her promotion from within our finance organization speaks to the depth of our accounting team, which is focused on supporting our power generation business and its growth strategies.”

Stone’s appointment follows the resignation earlier this week of Senior Vice President and Controller Terry A. Hart, who is leaving the company to pursue other career interests. “Terry has contributed greatly to the progression of our finance and accounting areas and practices,” Nichols added. “We thank him for his contributions, and wish him the best in the future.”

A certified public accountant, Stone received a bachelor’s of business administration in accounting and a master’s of professional accounting from the University of Texas at Austin.

Dynegy Inc. provides electricity to markets and customers throughout the United States. The company’s fleet of power generation facilities consists of a geographically diverse fleet of baseload, intermediate and peaking power plants fueled by a mix of coal, fuel oil and natural gas. Located in 12 U.S. states, the portfolio is well-positioned to capitalize on regional differences in power prices and weather-driven demand. DYNC

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